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INDEPENDENT AUDITORS' CONSENT

The Board of Directors
AMRESCO, INC.

We consent to incorporation by reference in the Pre-Effective Amendment No. 1 to the Registration Statement No. 333-157 on Form S-3 of our report dated February 6, 1996, appearing in the Annual Report on Form 10-K of AMRESCO, INC. for the year ended December 31, 1995. We also consent to the reference to us under the heading "Independent Accountants" in such Prospectus.

Deloitte & Touche, LLP
Dallas, Texas
May 2, 1996